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EXHIBIT 4.01

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
VERSANT CORPORATION

        The undersigned, NICK ORDON and LEE MCGRATH, hereby certify that:

        1.     They are the President and Secretary, respectively, of Versant Corporation, a California corporation.

        2.     The Articles of Incorporation of this corporation (including the Certificate of Determination stating the preferences, privileges and restrictions granted to or imposed upon the corporation's Series A Preferred Stock filed with the California Secretary of State on July 13, 1999), as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code), are restated in their entirety as set forth in Exhibit "1" attached hereto and made a part hereof by this reference.

        3.     The Amended and Restated Articles of Incorporation set forth herein have been duly approved by the Board of Directors.

        4.     The amendments to the Articles of Incorporation (and the above-mentioned Certificate of Determination) included in the Amended and Restated Articles of Incorporation set forth herein (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of the shareholders of the corporation in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has two classes of stock, and the total number of outstanding shares of the Corporation is fourteen million eight hundred thousand two hundred twenty seven (14,800,227) shares of Common Stock and one million three hundred thirteen thousand seven hundred forty three (1,313,743) shares of Series A Preferred Stock. The number of shares voting in favor of the Amended and Restated Articles of Incorporation set forth herein equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock, more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock and more than fifty percent (50%) of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as one class.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: March 18, 2004	/s/ NICK ORDON Nick Ordon, President
/s/ LEE MCGRATH Lee McGrath, Secretary

EXHIBIT "1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
VERSANT CORPORATION

I

        The name of this Corporation is Versant Corporation.

II

        The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

        This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and Preferred Stock," both of which shall have no par value. The total number of shares of all classes which the Corporation is authorized to issue is seventy-eight million (78,000,000) shares. The total number of shares of Common Stock authorized to be issued is seventy-five million (75,000,000) shares. The total number of shares of Preferred Stock authorized to be issued is three million (3,000,000) shares, two million (2,000,000) of which are designated as "Series A Preferred Stock"

        The Preferred Stock authorized by the Articles of Incorporation of this corporation may be issued from time to time in series. Subject to compliance with applicable protective voting rights which may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Articles of Incorporation, the Board of Directors of this Corporation is authorized, from time to time, to determine or alter the rights, preferences, privileges and restrictions granted to, or imposed upon, any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issuance of shares of that series.

IV

        1.    Limitation of Director's Liability.    The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        2.    Indemnification of Corporate Agents.    The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

        3.    Repeal or Modification.    Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

V

        This Corporation shall not have cumulative voting. This provision shall become effective only when this Corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

VI

        In addition to any other approval of its Board of Director or shareholders that may be required by applicable law, these Articles of Incorporation or the Corporation's Bylaws, during (and only during) the Special Period (as that term is defined below):

            (i)  the Corporation shall not take any action that would be a Material Asset Action (as that term is defined below) unless such Material Asset Action has been duly authorized and approved by the Corporation's Board of Directors by the affirmative vote of at least eighty percent (80%) of the members of the Corporation's Board of Directors then in office;

           (ii)  the Corporation's Board of Directors shall not change the authorized number of members of the Corporation's members from five (5) directors; and

          (iii)  the Corporation shall not amend the provisions of this Article VI unless such amendment is approved by the affirmative vote of at least eighty percent (80%) of the members of the Corporation's Board of Directors then in office.

        The provisions of this Article VI shall not apply, and shall have no further effect, at any time on or after expiration of the Special Period.

        As used in this Article VI, the following terms shall have the following meanings:

        "Material Asset Action" means: (i) any acquisition or purchase by the Corporation from a third party (other than from Poet Holdings, Inc., a Delaware corporation) of a business or of assets that will, immediately after being acquired by the Corporation, represent a material portion of the Corporation's total consolidated business or assets; (ii) any sale or disposition by the Corporation of any line of business or product line; or (iii) any material change in the operation or the nature of any material line of business that is conducted by the Corporation or by any of its Subsidiaries (as that term is defined below) as of immediately after the Poet Merger Effective Time (as that term is defined below).

        The "Poet Merger" means the merger of Poet Holdings, Inc., a Delaware corporation ("Poet") with and into Puma Acquisition, Inc., a Delaware corporation and a Subsidiary of the Corporation ("Sub") pursuant to that certain Agreement and Plan of Merger dated as of September 27, 2003, by and among the Corporation, Poet and Sub, as such may be amended from time to time.

        "Poet Merger Effective Time" means the time and date upon which the Poet Merger became or becomes effective under the Delaware General Corporation Law.

        "Special Period" shall mean that one (1) year period beginning immediately after the Poet Merger Effective Time and ending exactly one (1) year after the Poet Merger Effective Time.

        "Subsidiary" means any entity, whether incorporated or unincorporated, of which at least a majority of the issued and outstanding securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions for such entity is, directly or indirectly, owned or controlled by the Corporation and/or by one or more of its respective Subsidiaries.

VII

        A statement of the preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock and the holders thereof is as follows:

        1.    Definitions.    For purposes of this Article VII and the statement of the preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, the following definitions shall apply:

          1.1   "Board" shall mean the Board of Directors of the Company.

          1.2   "Company" shall mean this corporation.

          1.3   "Common Stock" shall mean the Common Stock of the Company.

          1.4   "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

          1.5   "Dividend Rate" shall mean $0.3408 per share per annum for the Series A Preferred Stock.

          1.6   "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.

          1.7   "Original Issue Price" shall mean $4.26 per share for the Series A Preferred Stock.

          1.8   "Permitted Repurchases" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option but not the obligation to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

          1.9   "Premium" shall mean an amount equal to the Original Issue Price times (i) 50% percent prior to the first anniversary of Original Issue Date; (ii) 150% after the second anniversary of the Original Issue Date; and (iii) 100% from the first anniversary to the second anniversary.

          1.10 "Price Contingency" shall mean the closing price of the Company's Common Stock as reported by Nasdaq or other exchange upon which it is traded has exceeded twelve dollars per share (subject to adjustment in the same manner as the Conversion Price as provided in Section 5.4) for forty-five consecutive trading days.

          1.11 "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

          1.12 The "Poet Merger" means the merger of Poet Holdings, Inc., a Delaware corporation ("Poet") with and into Puma Acquisition, Inc., a Delaware corporation and a subsidiary of the Company ("Sub") pursuant to that certain Agreement and Plan of Merger dated as of September 27, 2003, by and among the Company, Poet and Sub, as such may be amended from time to time.

          1.13 "Poet Merger Effective Time" means the time and date upon which the Poet Merger became or becomes effective under the Delaware General Corporation Law.

        2.    Dividend Rights.

          2.1    Series A Preferred Stock.    Subject to the rights of Preferred Stock that may be determined by the Board pursuant to Article III of the Company's Articles of Incorporation in the future, in each calendar year, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the

  Company legally available therefor, noncumulative dividends at the annual Dividend Rate for the Series A Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on the Series A Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock in the amount of the annual Dividend Rate for the Series A Preferred Stock or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

          2.2    Participation Rights.    Unless full dividends of the Series A Preferred Stock for the current calendar year shall have been paid or declared and a sum sufficient for the payment thereof set apart pursuant to subsection 2.1 above, no dividend whatsoever (other than a Common Stock Dividend) shall be paid or declared and no distribution shall be made, on the Common Stock except as set forth in the balance of this subsection 2.2. If, after dividends in the full preferential amount specified in this Section 2 for the Series A Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then, subject to the rights of Preferred Stock that may be determined by the Board pursuant to Article III of the Company's Articles of Incorporation in the future, such additional dividends shall be declared pro rata on the Common Stock and the Series A Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock held by such holder pursuant to Section 5.

          2.3    Non-Cash Dividends.    Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

          2.4    Payment on Conversion.    If the Company shall have declared and unpaid dividends with respect to any Series A Preferred Stock, then immediately prior to, and upon a conversion of any of the Series A Preferred Stock as provided in Section 5, the Company shall, subject to the legal availability of funds and assets therefor, pay in cash to the holder of the shares of Series A Preferred Stock being converted the full amount of any dividends declared and unpaid on such shares. If the Company shall not have legally available funds and assets to make lawful payment of such declared and unpaid dividends, the Company shall, in lieu of making a full cash payment of all such declared and unpaid dividends, make payment thereof in cash to the extent the Company has legally available funds and assets therefor, and shall pay the balance of the declared and unpaid dividends in whole shares of Common Stock, valued at the fair market value as determined in good faith by the Board, plus cash in lieu of any fractional share.

        3.    Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

          3.1    Series A Preferred Stock.    Subject to the rights of Preferred Stock that may be determined by the Board pursuant to Article III of the Company's Articles of Incorporation in the future, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock plus all declared but unpaid dividends on the Series A Preferred Stock plus the Premium. If upon any liquidation, dissolution or winding up of the Company, and subject to the rights of Preferred Stock that may be determined by the Board pursuant to Article III of the Company's Articles of Incorporation in the future, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

          3.2    Remaining Assets.    If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described above in this Section 3, then, subject to the rights of Preferred Stock that may be determined by the Board pursuant to Article III of the Company's Articles of Incorporation in the future all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Series A Preferred Stock pro rata according to the number of shares of Common Stock held by each holder thereof (where, for this purpose, the holders of the Series A Preferred Stock will be deemed to hold the greatest whole number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock).

          3.3    Merger or Sale of Assets.    The following shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3: (i) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or (ii) a sale of all or substantially all of the assets of the Company; provided however, that. notwithstanding the foregoing provisions of this Section 3.3, the Poet Merger shall not be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

          3.4    Non-Cash Consideration.    If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

            (a)   The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                (i)  if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

               (ii)  if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

            (b)   The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

        4.    Voting Rights.

          4.1    Common Stock.    Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

          4.2    Series A Preferred Stock.    Each holder of shares of Series A Preferred Stock shall be entitled to the largest whole number of votes equal to one half of the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

          4.3    General.    Subject to the foregoing provisions of this Section 4, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

        5.    Conversion Rights.    The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

          5.1    Optional Conversion.

            (a)   At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock as provided herein.

            (b)   Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          5.2    Automatic Conversion.

            (a)   Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock upon the earliest to occur of: (i) satisfaction of the Price Contingency, (ii) the Company's receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, or (iii) immediately after the Poet Merger Effective Time.

            (b)   Upon the occurrence of any event specified in subparagraph 5.2(a) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

          5.3    Conversion Price.    Each share of Series A Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Series A Preferred Stock by the conversion price for such series of Series A Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock divided by two; provided however, that effective upon the Poet Merger Effective Time, the Conversion Price shall be $1.42. The Conversion Price shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

          5.4    Adjustment Upon Common Stock Event.    Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

          5.5    Adjustments for Other Dividends and Distributions.    If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

          5.6    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          5.7    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for a series of Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall send such certificate by Federal Express or other recognized international courier service to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's stock record books.

          5.8    Fractional Shares.    No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

          5.9    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. If any shares of Common Stock reserved for the purpose of conversion of shares of Series A Preferred Stock require registration, qualification or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company will, in good faith, at its own expense and as expeditiously as possible, endeavor to secure such registration, qualification, listing or approval, as the case may be.

          5.10    Notices.    Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or three days after being sent by Federal Express or other recognized international courier service to each holder of record at the address of such holder appearing on the books of the Company.

          5.11    No Impairment.    The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          5.12    Minimum Adjustment.    No adjustment to the Conversion Price of a series of Series A Preferred Stock shall be made in an amount less than Three-Tenths of One Cent ($0.003) per share (subject to appropriate adjustment for stock splits and stock dividends) and provided that at such time as events causing adjustments accumulating One Cent ($0.01) or more have occurred adjustment to the Conversion Price of each series of Series A Preferred Stock shall be made.

        6.    Restrictions and Limitations

        So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class:

            (i)  amend or change the rights, preferences, privileges or the restrictions of the Series A Preferred Stock;

           (ii)  create any class of stock having rights, preferences or privileges superior to the Series A Preferred Stock or increase the rights preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges superior to or on a parity with the Series A Preferred Stock;

          (iii)  reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to the preferences of the Series A Preferred Stock;

          (iv)  merge or consolidate with or into one or more other corporations in which the shareholders of the Company after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; or

           (v)  sell all or substantially all of the Company's assets in a single transaction or series of related transactions.

        7.    No Reissuance of Preferred Stock.    No share or shares of Series A Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

        8.    Reservation.    The Board reserves all rights under Article III of the Company's Articles of Incorporation to from time to time to determine or alter the rights, preferences, privileges, and restrictions granted to, or imposed upon, any wholly unissued series of Preferred Stock, to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock, and to reduce the number of shares issuable under any series of Preferred Stock to a number not less than the number of shares previously issued under such series."

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF VERSANT CORPORATION
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF VERSANT CORPORATION